Exhibit (a)(1)(F)

LUNA INNOVATIONS INCORPORATED

NOTICE OF WITHDRAWAL

INSTRUCTIONS

If you previously elected to accept the offer by Luna Innovations Incorporated to exchange some or all of your outstanding Eligible Options for New Options, subject to the terms and conditions set forth in the Exchange Offer, dated September 20, 2010, and you would like to change your election and withdraw the tender of any of your Eligible Options, you must complete and sign this Notice of Withdrawal and return it to Luna Innovations so that we receive it before 12:00 midnight, U.S. Eastern Time, on October 18, 2010, unless the Exchange Offer is extended.

Once the Notice of Withdrawal is signed and complete, please return it to Luna Innovations by one of the following means:

By Mail or Courier	By Facsimile
Luna Innovations Incorporated	Luna Innovations Incorporated
1 Riverside Circle, Suite 400	Attention: Kimberly Bush, Stock Plan Administrator
Roanoke, VA 24016	Facsimile: (540) 769-8401
Attention: Kimberly Bush, Stock Plan Administrator
Phone: (540) 769-8467

By Hand or Interoffice Mail (Before 5:00 p.m. U.S. Eastern Time on October 18, 2010)	By Email (By PDF or similar imaged document file)
Attention: Kimberly Bush, Stock Plan Administrator	stockadmin@lunainnovations.com

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Optionholder, any previously tendered Eligible Options will be cancelled and exchanged pursuant to the Exchange Offer.

You must sign the Notice of Withdrawal exactly as your name appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be identified on this Notice of Withdrawal.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before October 18, 2010, please contact Kimberly Bush, our Stock Plan Administrator, at stockadmin@lunainnovations.com or by telephone at (540) 769-8467 to confirm that we have received your Notice of Withdrawal.

YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL

UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF ELIGIBLE OPTIONS.

NOTICE OF WITHDRAWAL

To:	Luna Innovations Incorporated

1 Riverside Circle, Suite 400

Roanoke, VA 24016

Attention: Kimberly Bush, Stock Plan Administrator

Facsimile: (540) 769-8401

Email: stockadmin@lunainnovations.com

I previously received a copy of the Exchange Offer document, dated September 20, 2010, and the Election Form and Eligible Option Information Sheet. I signed and returned the Election Form and Eligible Option Information Sheet, in which I elected to tender some or all of my Eligible Options. I understand that Luna Innovations will not accept any conditional or partial returns of individual Eligible Options and that, if I wish to withdraw my election, for each Eligible Option previously tendered, I must withdraw my election as to the entire Eligible Option. I wish to change that election and withdraw from the offer with respect to the Eligible Options listed below:

	Grant Date of Eligible Option	Exercise Price Per Share of Common Stock Subject to Grant	Total Number of Outstanding Shares Subject to Grant
1.
2.
3.
4.

I further understand that, by signing this Notice of Withdrawal and delivering it to Luna Innovations, I withdraw my acceptance of the Exchange Offer with respect to the Eligible Options listed above and reject the Exchange Offer. By rejecting the Exchange Offer with respect to the Eligible Options listed above, I understand that I will not receive any New Options in exchange for those Eligible Options and I will retain those option grants with their existing term, exercise price, vesting schedule and other terms and conditions. I agree that Luna Innovations has made no representations or warranties to me regarding my rejection of the Exchange Offer. The withdrawal of the Eligible Options listed above is at my own discretion. I agree that Luna Innovations will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw the Eligible Options listed above.

I elect to withdraw the Eligible Options listed above that I previously chose to exchange pursuant to the Exchange Offer and, therefore, I have completed and signed this Notice of Withdrawal exactly as my name appears on the Election Form that I previously submitted.

Eligible Optionholder’s Signature	Date and Time

Eligible Optionholder’s Name (please print or type)

Social Security Number or Tax I.D. Number of Eligible Optionholder

NOTE TO ELIGIBLE OPTIONHOLDERS IN COMMUNITY PROPERTY STATES:

If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the Eligible Options listed in the table above, in order to elect to withdraw those Eligible Options, your spouse must execute the Spousal Consent below. Under the Consent, your spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Notice of Withdrawal. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.

Your failure to provide your spouse’s signature constitutes your representation and warranty to Luna Innovations that either you are not married or your spouse has no community or other marital property rights in the Eligible Options listed in the table above or the New Options that would have been issued in exchange for those Eligible Options pursuant to the terms and conditions of the Exchange Offer. You should consult your personal outside advisors if you have questions about the Spousal Consent below.

Spousal Consent

The undersigned spouse of the optionholder who has executed this Notice of Withdrawal above has read and hereby approves the submission of this Notice of Withdrawal. The undersigned agrees to be irrevocably bound by this Notice of Withdrawal and further agrees that any community property interest of the undersigned will similarly be bound by this Notice of Withdrawal. The undersigned appoints the optionholder who has executed this Notice of Withdrawal above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Notice of Withdrawal.

Spouse’s Signature	Date

Spouse’s Name (please print or type)